Exhibit 5.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT DATED APRIL 1, 2014 is made and entered into as of March 31, 2015, by and between MassRoots, Inc. (the “Company”), and Hyler Fortier (the “Employee”).

R E C I T A L S

WHEREAS, the Company and Employee entered into an Amended Employment Agreement on April 1, 2014.

WHEREAS, the Company has determined the Employee has routinely exceeded key performance metrics in her area of operations.

NOW, THEREFORE, be it resolved that Section 5 (a) of the Employment Agreement dated April 1, 2014 be amended effective April 1, 2015 to state:

(a)                Employee shall receive an annual salary of sixty thousand dollars ($60,000) (“Base Salary”) paid in accordance with the Company’s normal payroll practices. The Company may make such deductions, withholdings or payments from sums payable to Employee hereunder which are required by law for taxes and similar charges. The Company will review Employee’s base salary in accordance with the Company’s normal payroll procedures.

IN WITNESS WHEREOF, Employee and the Company have executed this Employment Agreement as of the day and year first above written.

By: /s/ Isaac Dietrich

Name: Isaac Dietrich

Title: Chairman and CEO

By: /s/ Hyler Fortier
Employee Signature